Exhibit 99.1

Airgas Reports Fiscal 2015 First Quarter Earnings

  Diluted EPS of $1.18, up 4% compared to prior year
  Organic sales up 1% compared to prior year; Distribution segment organic sales up 2% compared to prior year
  Free cash flow* of $104 million, up 4% over prior year
  Company reiterates fiscal year 2015 EPS guidance of $5.00 to $5.20, representing 6% to 10% growth over fiscal 2014 adjusted diluted EPS*

RADNOR, Pa.--(BUSINESS WIRE)--July 24, 2014--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported earnings per diluted share of $1.18 for its first quarter ended June 30, 2014, up 4% over the prior year.

First quarter sales increased 3% over the prior year to $1.31 billion. Organic sales were up 1% over the prior year, with gas and rent flat and hardgoods up 2%. In the Distribution segment, organic sales were up 2% over the prior year, in line with the Company’s expectations, with gas and rent up 2% and hardgoods up 2%. Acquisitions contributed sales growth of 2% in the quarter on both a consolidated basis and in the Distribution segment.

“There were bright spots in certain sectors, such as upstream energy, transportation, and retail, but on balance, underlying business conditions remained sluggish during the quarter, as anticipated,” said Airgas President and Chief Executive Officer Michael L. Molinini. “Strong growth in our rental welder business this quarter and increasing requests for staging of materials for energy-related construction projects indicate to us that non-residential construction activity should increase as the year progresses, providing a lift to our construction and other key end markets. In addition, sectors such as mining and heavy manufacturing that were significant headwinds in the prior year now appear to be stabilizing. As such, our guidance range continues to reflect our expectation for stronger sales growth in the back half of the fiscal year, while also reflecting that we’re early in our fiscal year and some uncertainty still exists.”

“We continue to believe the long-term growth prospects for the U.S. manufacturing and energy industries are strong,” said Airgas Executive Chairman Peter McCausland. “In the near term, we’ll remain focused on the things we can control, including leveraging the SAP system, managing expenses, expanding our telesales business, enhancing our e-Business platform, and adjusting our regional management structures to help drive decision-making closer to our customers and increase our focus on sales growth. All of these areas will further enhance our competitive position to grow market share and to capitalize when sustained growth in the industrial economy resumes.”

Selling, distribution, and administrative expenses increased 4.5% over the prior year, with operating costs associated with acquired businesses representing approximately 1.5% of the increase. Normal expense inflation, as well as expenses associated with the Company’s investments in long-term strategic growth initiatives, including its e-Business platform and continued expansion of its telesales business through Airgas Total Access, also contributed to the increase.

Operating margin was 11.8%, down 40 basis points compared to the prior year and primarily reflecting the impact of the increase in selling, distribution, and administrative expenses, including the Company’s continued investment in strategic long-term growth initiatives, in the current low organic sales growth environment.

Free cash flow* for the quarter was $104 million, up 4% over the prior year, and adjusted cash from operations* was $206 million, up 16% over the prior year. Improvements in accounts receivable collection and inventory turn metrics contributed to the Company’s strong cash flow this quarter.

Return on capital* was 12.1% for the twelve months ended June 30, 2014, consistent with the prior year.

Since the beginning of its fiscal year, the Company has acquired five businesses with aggregate annual sales of more than $32 million, including Houston-based Team Welding, Ltd. d/b/a Technical Alloy & Industrial Gas. The addition of Technical Alloy to Airgas’ Gulf Coast region further increases the Company’s distribution density and enhances its capabilities in the metal fabrication segment, strengthening its competitive position in that rapidly growing area of the country.

Guidance

For the second quarter of fiscal year 2015, the Company expects earnings per diluted share in the range of $1.27 to $1.32, representing an increase of 0% to 4% over prior year earnings per diluted share of $1.27 and an increase of 2% to 6% over prior year adjusted earnings per diluted share* of $1.25. Second quarter guidance assumes a year-over-year organic sales growth rate in the low single digits.

For the full fiscal year 2015, the Company expects earnings per diluted share in the range of $5.00 to $5.20, representing an increase of 7% to 11% over prior year earnings per diluted share of $4.68 and an increase of 6% to 10% over prior year adjusted earnings per diluted share* of $4.72. Full year guidance includes a negative $0.11 to $0.16 per diluted share year-over-year impact from variable compensation reset following a below-budget year in fiscal 2014. The Company currently expects the contribution from its refrigerants business to year-over-year earnings per diluted share growth in fiscal 2015 to be slightly favorable.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, July 24. The teleconference will be available by calling 888-516-2377 (U.S./Canada) or 719-325-2405 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 21 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through July 31. To listen, call 888-203-1112 (U.S./Canada) or 719-457-0820 (International) and enter passcode 3888253.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share guidance, adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 16,000 associates work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: the Company’s expectations regarding its fiscal 2015 second quarter and full fiscal year 2015 organic sales growth and earnings per diluted share, the contribution of its refrigerants business to earnings, and the Company’s intent to continue to invest in its strategic initiatives to promote long-term growth. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases; EPA rulings and the pace and manner of U.S. compliance with the Montreal Protocol as they relate to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); higher than expected expenses associated with the expansion of our telesales business, e-Business platform, the adjustment of our regional management structures, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the extent and duration of sluggish conditions in the U.S. economy, including in particular, the U.S. industrial economy; the economic recovery in the U.S.; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2014 Form 10-K, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2014	2013

Net sales	$1,313,587	$1,279,891

Costs and expenses:
Cost of products sold
(excluding depreciation)	583,406	575,543
Selling, distribution and
administrative expenses	494,713	473,475
Depreciation	72,635	67,030
Amortization	7,752	7,229
Total costs and expenses	1,158,506	1,123,277

Operating income	155,081	156,614

Interest expense, net	(16,139)	(20,794)
Other income, net	1,869	113

Earnings before income taxes	140,811	135,933

Income taxes	(51,959)	(51,247)

Net earnings	$88,852	$84,686

Net earnings per common share:

Basic earnings per share	$1.20	$1.16

Diluted earnings per share	$1.18	$1.14

Weighted average shares outstanding:
Basic	74,272	73,231
Diluted	75,483	74,536

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	June 30,	March 31,
	2014	2014

ASSETS
Cash	$77,312	$69,561
Trade receivables, net	714,977	701,060
Inventories, net	479,599	478,149
Deferred income tax asset, net	58,209	57,961
Prepaid expenses and other current assets	91,034	92,356
TOTAL CURRENT ASSETS	1,421,131	1,399,087

Plant and equipment, net	2,841,217	2,802,415
Goodwill	1,304,587	1,289,896
Other intangible assets, net	259,116	258,836
Other non-current assets	46,033	43,080
TOTAL ASSETS	$5,872,084	$5,793,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$189,650	$196,911
Accrued expenses and other current liabilities	376,665	345,676
Short-term debt (a)	53,000	387,866
Current portion of long-term debt	400,235	400,322
TOTAL CURRENT LIABILITIES	1,019,550	1,330,775

Long-term debt, excluding current portion (b)	2,008,526	1,706,774
Deferred income tax liability, net	822,257	825,897
Other non-current liabilities	90,977	89,219
Stockholders’ equity	1,930,774	1,840,649
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,872,084	$5,793,314

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$88,852	$84,686
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	72,635	67,030
Amortization	7,752	7,229
Deferred income taxes	(4,554)	3,995
Gain on sales of plant and equipment	(959)	(334)
Stock-based compensation expense	14,830	13,728

Changes in assets and liabilities, excluding effects of business acquisitions:
Trade receivables, net	(9,104)	(10,032)
Inventories, net	347	(11,006)
Prepaid expenses and other current assets	1,163	15,745
Accounts payable, trade	(7,473)	(14,048)
Accrued expenses and other current liabilities	31,567	16,925
Other, net	1,916	(3,219)
Net cash provided by operating activities	196,972	170,699

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(108,580)	(81,998)
Proceeds from sales of fixed assets	5,452	3,998
Business acquisitions and holdback settlements	(23,463)	(5,143)
Other, net	(1,113)	(1,007)
Net cash used in investing activities	(127,704)	(84,150)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term debt (a)	(335,015)	49,000
Proceeds from borrowings of long-term debt (b)	300,528	3,522
Repayment of long-term debt	(553)	(119,561)
Financing costs	(2,133)	-
Purchase of treasury stock	-	(8,127)
Proceeds from the exercise of stock options	11,578	11,053
Stock issued for the Employee Stock Purchase Plan	4,602	4,398
Excess tax benefit realized from the exercise of stock options	4,063	2,672
Dividends paid to stockholders	(40,914)	(35,202)
Change in cash overdraft and other	(3,673)	(9,714)
Net cash used in financing activities	(61,517)	(101,959)

Change in cash	$7,751	$(15,410)
Cash – Beginning of period	69,561	86,386
Cash – End of period	$77,312	$70,976

See attached Notes.

Notes:

a)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from commercial paper issuances for general corporate purposes. During the three months ended June 30, 2014, proceeds from the issuance of an aggregate $300 million of senior notes in June 2014 (Note b) were principally used to pay down commercial paper. At June 30, 2014, $53 million was outstanding under the commercial paper program.

b)	The Company’s Credit Facility matures on July 19, 2016. Including the borrowings under the commercial paper program, approximately $590 million was available to the Company under the Credit Facility at June 30, 2014. On June 17, 2014, the Company issued $300 million of 3.65% senior notes maturing on July 15, 2024. The net proceeds from the offering were used for general corporate purposes, including to fund acquisitions and repay indebtedness under the Company’s commercial paper program.

c)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented in the following table. Amounts in the “Eliminations and Other” column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reported expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the “Eliminations and Other” column.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2014				June 30, 2013
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$696,565	$136,092	$(7,066)	$825,591	$672,486	$145,867	$(8,461)	$809,892
Hardgoods	487,047	951	(2)	487,996	468,598	1,403	(2)	469,999
Total net sales	1,183,612	137,043	(7,068)	1,313,587	1,141,084	147,270	(8,463)	1,279,891

Cost of products sold (excluding depreciation)	520,933	69,541	(7,068)	583,406	505,127	78,879	(8,463)	575,543
Selling, distribution and administrative expenses	449,639	45,074	-	494,713	427,231	43,540	2,704	473,475
Depreciation	66,462	6,173	-	72,635	61,664	5,366	-	67,030
Amortization	6,724	1,028	-	7,752	6,062	1,167	-	7,229
Operating income	$139,854	$15,227	$-	$155,081	$141,000	$18,318	$(2,704)	$156,614

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	September 30, 2014		Ended	March 31, 2015
	Sept 30,			Mar 31,
	2013	Low	High	2014	Low	High

Earnings per diluted share	$1.27	$1.27	$1.32	$4.68	$5.00	$5.20

Adjustments to earnings per diluted share:
State income tax benefit	(0.02)	-	-	(0.04)	-	-
Loss on the extinguishment of debt	-	-	-	0.08	-	-

Adjusted earnings per diluted share	$1.25	$1.27	$1.32	$4.72	$5.00	$5.20
Year-over-year change		2%	6%		6%	10%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of benefits from the changes in state income tax rates and law and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	June 30,
(In thousands)	2014	2013

Operating income - trailing four quarters	$629,002	$601,341
Adjustments to operating income:
Restructuring and other special charges, net	-	2,377
Adjusted operating income - trailing four quarters	$629,002	$603,718

Average of total assets	$5,726,999	$5,505,512
Average of current liabilities (exclusive of debt)	(528,574)	(530,077)
Average capital employed	$5,198,425	$4,975,435

Return on capital	12.1%	12.1%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Three Months Ended
	June 30,
(In thousands)	2014	2013

Net cash provided by operating activities	$196,972	$170,699

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	4,602	4,398
Excess tax benefit realized from the exercise of stock options	4,063	2,672
Adjusted cash from operations	205,637	177,769

Capital expenditures	(108,580)	(81,998)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	5,452	3,998
Operating lease buyouts	1,349	-
Adjusted capital expenditures	(101,779)	(78,000)

Free cash flow	$103,858	$99,769

Net cash used in investing activities	$(127,704)	$(84,150)
Net cash used in financing activities	$(61,517)	$(101,959)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor & Media Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczely@airgas.com
or
Media Contact:
Sarah Stockton-Brown, 610-263-8260
sarah.stockton-brown@airgas.com